Exhibit 5.1

February 26, 2018

Solbright Group, Inc.

One Gateway Center, 26th floor

Newark, NJ 07102

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Solbright Group, Inc., formerly known as Arkados Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the sale from time to time by the selling stockholders identified in the Registration Statement of an aggregate of up to 10,489,777 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, consisting of (i) up to 5,061,556 shares of Common Stock held by the selling stockholders identified in the Registration Statement which are currently issued and outstanding (the “Issued and Outstanding Shares”), (ii) up to 4,166,667 shares of Common Stock (the “Note Shares”) that are issuable upon the conversion of 10% Secured Convertible Promissory Notes described therein and (iii) up to 1,261,554 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of the 2017 Common Stock Offering Warrants described therein.

In connection with this opinion, we have examined the Registration Statement together with the exhibits thereto and the documents incorporated therein. In addition, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that the Note Shares and the Warrant Shares will be issued and sold in the manner stated in the Registration Statement and the prospectus contained therein

Our opinion herein is expressed solely with respect to the Delaware General Corporation law.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) upon the issuance and delivery of and payment for the Note Shares and the Warrant Shares, all in the manner stated in the Registration Statement and the prospectus contained therein, the Note Shares and the Warrant Shares, respectively, will be validly issued, fully paid and non-assessable and (b) the Issued and Outstanding Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law

Very truly yours,
/s/ The Crone Law Group
THE CRONE LAW GROUP